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                                  EXHIBIT 99.2


MONDAY FEBRUARY 3, 1997

HEALTHDYNE TECHNOLOGIES ANNOUNCES 1996 FINANCIAL RESULTS AND REVIEWS STRATEGIC INITIATIVES

MARIETTA, Ga., Feb. 3/PRNewswire/ -- Healthdyne Technologies Inc. today announced financial results for the fourth quarter and year ended December 31, 1996.

For the fourth quarter of 1996, revenues were $33.1 million, an increase of 14% from the $29.0 million reported in last year's fourth quarter. Net income for the quarter $1.4 million, or $0.11 per share, compared to $1.8 million, or $0.14 per share, in the same period last year.

For the year ended December 31, 1996, revenues were $118.3 million, a 7% increase over the $110.5 million reported for the same period a year ago. Net income for the year was $5.7 million, or $0.44 per share, compared to $6.3 million, or $0.50 per share, in 1995.

In 1996, the Company faced several specific events which led to poorer results than the Company expected. These events included the impact of the Company's status with Apria Healthcare Group as a supplier of oxygen concentrators and sleep therapy devices, concerns over Medicare reimbursement changes for oxygen delivery systems, and delays in scheduled orders for the Company's asthma products from major pharmaceutical companies due to slower than expected FDA drug approvals.

Craig B. Reynolds, President and Chief Executive Officer, stated, "We are pleased with our revenue growth in the fourth quarter, particularly in light of difficult market conditions. We are also pleased with the resurgence of our international sales. We look forward to implementing our strategic plan described in more detail in today's release."

STRATEGIC INITIATIVES

The Company's core strengths include a history of identifying new market opportunities, acquiring the technology, personnel and distribution channels necessary to capitalize on these opportunities and harnessing the manufacturing and marketing efforts to successfully bring new products to the medical device market. These strengths have been demonstrated most recently with the introduction of Quantum, our non-invasive ventilator, which has reached over $12 million in revenue in the first full year since the product's launch. In early 1995, Healthdyne Technologies recognized the changing market dynamics that would result in: a consolidation of its customers; a shift toward alternate care points for large segments of its patient populations; and the requirement for cost-effective solutions due to the revisions occurring in healthcare reimbursement.


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While many of the companies in the respiratory industry approached these challenges through aggressive acquisition programs, Healthdyne Technologies methodically pursued a strategy of leveraging its existing position as a market leader to expand into related markets with products designed to provide more cost-effective care in lower cost settings. Healthdyne Technologies' four point strategic plan includes:

1) Acquiring proprietary technologies that provide solutions for chronic high cost diseases and costly medical procedures;

2) Recruiting or partnering with personnel and other companies with a proven record of successful product and market development;

3) Strengthening and reorganizing its distribution in combination with the formation of strategic distribution allowances where necessary; and

4) Transitioning products away from commodity-based applications and toward innovative designs that would provide cost savings to its customers and higher gross margins to the Company.

The Company has applied its resources toward implementing this plan during the last two years and is now strategically positioned to create one of the most comprehensive product lines for the respiratory, sleep disorders and ventilation markets. To support its strategic plan, the Company has made significant investments in research and development, sales and marketing and manufacturing resources. These efforts have resulted in a significant number of new products scheduled for introduction throughout 1997 and 1998. As previously reported, the Company believes these new products will expand the markets served by the Company from approximately $575 million in 1996 to over $1.2 billion in 1998. In addition to accelerating revenue growth, the Company believes that these new products should have higher gross margins which will further drive the expansion of the Company's profits. Selected new products and markets are discussed below.

Ventilation Market

The ventilation market is estimated by the Company to be approximately $300 million worldwide consisting of acute care, portable and non-invasive ventilators. The market is undergoing rapid technological and clinical change, moving away from acute care ventilation in the hospital to lower cost settings within the hospital and to new alternate sites of care such as sub-acute facilities and the home. The technology of ventilators has not changed significantly in many years. Consequently, current ventilation products do not have several of the features required by the more acute patients receiving care in these alternate settings.

The Company licensed proprietary technology in April of 1996 for the sub-acute ventilator, the first in a family of ventilators to be introduced in 1997 and 1998. The ventilation team


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assembled in connection with this project has collectively over 100 years of experience in ventilator development, marketing, manufacturing and management.

In November, Healthdyne Technologies announced a strategic alliance with Siemens Medical System to distribute Quantum, its non-invasive ventilator, throughout the United States and Canada. The Company recently entered into a Letter of Intent to broaden its relationship with Siemens, to provide for strategic joint research and development efforts in the areas of sub-acute and homecare ventilator products to be distributed by both companies. The Letter of Intent also contemplates Healthdyne Technologies' distribution of certain Siemens new ventilator products as well as patient monitoring products for the homecare and alternate site markets.

The Company believes that, with its newly acquired technology, its ventilation development expertise and superior distribution channels, it is poised to enter this market successfully in the United States and abroad. The Company's existing ventilation product, the Quantum, is also poised for continued growth in 1997. Factors fueling the growth are increased sales to the hospital market from our distribution agreement with Siemens, the recent international introduction of the Quantum and the continued penetration into the major home care national accounts.

Asthma

The asthma market is estimated by the Company to be approximately $60 million worldwide, comprised primarily of peak flows meters and spacer products. The Company currently holds a number one position in the market for peak flow meters, a market estimated by the Company to grow at an annual rate of approximately 20%. In early 1997, the Company is introducing its new spacer device, tripling the market potential for the Company for asthma products. The Company plans to distribute this device through an exclusive network of specialty hospital distributors. The Company is complementing the market introduction of its spacer device with a number of other proprietary products to be introduced in the first quarter of 1997.

The Company recently entered into a strategic relationship with Allegiance Healthcare to distribute several of the Company's asthma products. This arrangement will strengthen the Company's distribution in hospital national accounts and the overall hospital market. Allegiance, recently spun-off from Baxter International, is a $4 billion provider of laboratory and medical and surgical products and services. Allegiance recently entered into a multi-year agreement with Premier - a national health system representing approximately 30% of United States acute care hospitals.

The Company's expanded asthma management product line, its strengthened distribution capabilities and its increased opportunities for shipment of orders from pharmaceutical companies position it well for 1997 and beyond.


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Sleep Disorders

The sleep disorders market is estimated by the Company to be $250 million worldwide and growing at a rate of 25% per year. The Company currently holds a number two position in the sleep therapy market and a number one position in the sleep diagnostic markets. Healthdyne Technologies plans to introduce in 1997 a new multi-level device for the treatment of sleep apnea, a next generation "Auto" CPAP system, and next generation diagnostic products for the hospital and home.

The Company believes that, following introduction of these new products, it will have the most comprehensive sleep disorders product line in the market. As previously announced, the Company was recently awarded co-primary supplier status for sleep therapy products by Apria Healthcare Group. To complement this growing product line, Healthdyne Technologies is commencing distribution of the CNS Breathe Right strips as an exclusive distributor for the professional medical market. The Company believes that, with these initiatives, it is well poised for continued success in the market.

Fetal Oximetry

The Company believes that the potential market for fetal oximetry is approximately $250 million annually. The current technology utilized for determining fetal well-being is monitoring fetal heart rate, which is approximately 50% reliable as a measure of fetal distress. There is currently no fetal oxygen information available in the United States, resulting in a higher than necessary rate of cesarean deliveries and increased medical-legal exposure.

The Company plans to introduce its new fetal oximetry product in the international market in 1997, with domestic introduction following FDA premarket approval. The Company is utilizing proprietary technology. This product, while not scheduled for United States introduction until 1998 or later, represents a significant new market opportunity for the Company.

Jaundice Detection

Sixty percent of births in the United States exhibit jaundice, caused by elevated levels of bilirubin in the blood. Severe jaundice can result in brain damage to affected children. The current method of diagnosing jaundice is a "heel stick," a painful and time consuming procedure. In 1996, the Company acquired the North American rights to patented technology form SpecRx, Inc. for a non-invasive method of measuring the level of bilirubin in the blood, allowing diagnosis of jaundice to occur in the entire spectrum of care from the hospital to the home. The Company believes that this new product, currently scheduled for introduction in late 1997 or early 1998, has a market potential of approximately $50 million annually and will complement its existing product line for the treatment of jaundice, which was acquired in the summer of 1996.


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Oxygen Delivery Systems

The combined worldwide markets for oxygen concentrators and liquid oxygen systems are estimated by the Company to be approximately $325 million annually, with the liquid oxygen market representing $100 million of the total and the oxygen concentrator market representing the balance. The Company plans to leverage its current market position in oxygen concentrators by introducing a liquid oxygen system in 1997. The Company also plans to introduce a lower cost oxygen concentrator in 1997 in order to improve margins in a market increasingly dominated by large national accounts and commodity pricing. The combination of a competitive liquid oxygen product and a lower cost oxygen concentrator will allow the Company to bundle the sale of its products to national accounts, regional and local distributors and to increase the overall margins and profitability of the entire product line.

Summary

"The Company is well positioned to capitalize on the new markets and high growth, higher margin products scheduled for introduction in 1997 and 1998," said Reynolds. "The Company has constructed a powerful technology platform for near term product launches and has a core strength in low-cost manufacturing and new technology integration. We have strengthened our distribution channels, combining an excellent homecare distribution organization with powerful hospital partners. The Company has also assembled an experienced management team and is poised to execute its strategic plan."

"The Company is on the verge of reaping the benefits from its strategic initiatives and investments made in 1995 and 1996," continued Reynolds. "The Company has assembled the technology, talent, and strategic partners for success in 1997 and beyond. We believe our shareholders need to better understand our strategic plan, and we look forward to delivering the intrinsic value inherent in our plan to our shareholders."

Healthdyne Technologies designs, manufactures and markets technologically advanced medical devices for use in the home, as well as other specialized clinical settings. The Company's products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, non-invasive ventilators, oxygen concentrators and medication nebulizers for the treatment of respiratory disorders, monitors for infants at risk for SIDS, and products for asthma management.

This press release contains forward-looking statements that involve risks and uncertainties, including development in the healthcare industry, development and introduction of new products on a timely basis, favorable resolution of intellectual property matters, third-party reimbursement policies and practices and regulatory requirements affecting the approval and sale of medical devices, as well as other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including its Reports on Form 8-K and on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.


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                 HEALTHDYNE TECHNOLOGIES, INC. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                (Amounts in thousands, except per share amounts)


                                                   Three Months Ended      Twelve Months Ended
                                                      December 31,            December 31,

                                                    1996        1995        1996        1995
                                                                 (Unaudited)
Revenues .....................................    $33,052      28,965     118,318     110,494
Cost of revenues .............................     20,644      16,951      70,981      66,692
Gross profit .................................     12,408      12,014      47,337      43,802
Selling and administrative expenses ..........      8,235       7,259      29,971      26,888
Research and development expenses ............      1,389       1,267       5,751       4,705
Operating earnings ...........................      2,784       3,488      11,615      12,209
Interest income ..............................        130          79         368         318
Interest expense .............................       (615)       (617)     (2,398)     (2,117)
Other expense, net ...........................        (21)        (11)        (55)        (21)
Earnings before income taxes .................      2,278       2,939       9,530      10,389
Income tax expense ...........................        911       1,159       3,805       4,102
Net earnings .................................      1,367       1,780       5,725       6,287
Net earnings per common share and common share
equivalent ...................................        .11         .14         .44         .50
Weighted average number of common shares and
common share equivalents outstanding .........     12,785      12,875      12,919      12,694




                 HEALTHDYNE TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                             (Amounts in Thousands)

                                                                 December 31,    December 31,
                                                                    1996            1995
ASSETS
Current Assets:
Cash and short term investments.................................   $ 3,041             287
Trade accounts and notes receivable..............................   36,164          32,401
Inventories......................................................   18,593          19,934
Deferred income taxes............................................    1,523           1,744
Prepaid expenses and other current assets........................    2,296           2,000

Total current assets.............................................   61,617          56,366


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
Property and equipment, net......................................    9,294           7,104
Excess of cost over net assets of businesses acquired............   20,911          17,146
Intangible assets................................................    5,410           2,053
Other assets.....................................................      846             207
Total............................................................   98,078          82,876
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current installments of long-term debt...........................  $ 2,610           2,982
Accounts payable, principally trade..............................   12,375           9,285
Accrued liabilities..............................................    9,745           7,458

Total current liabilities........................................   24,730          19,725

Long-term debt...................................................   29,078          26,250

Total liabilities................................................   53,808          45,975

Shareholders' equity.............................................   44,270          36,901
Total............................................................  $98,078          82,876



SOURCE  Healthdyne Technologies, Inc.





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